Exhibit 10.1

SECOND AMENDMENT TO LEASE
 (Redmond Hilltop)

THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of the 15th day of January, 2013, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord") and MICROVISION, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A. CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Original Landlord") and Tenant entered into that certain Lease dated as of June 14, 2005 (the "Lease"), as amended by that certain First Amendment to Lease by and between Original Landlord and Tenant dated June 1, 2006 ("First Amendment"), whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord certain office space located in those that certain buildings located and addressed at 6222-185th Avenue NE, Redmond, Washington 98052 ("Building B") and 6244-185th Avenue NE, Redmond, Washington 98052 ("Building C"). The Original Lease as amended by the First Amendment may be referred to herein as the "Lease." Landlord is the successor-in-interest to Original Landlord.

B. By this Second Amendment, Landlord and Tenant desire to extend the Term of the Lease with respect to a portion of the Existing Premises, reduce the size of the Premises and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

  The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord (i) that certain space consisting of 43,046 rentable square feet in Building B as outlined on Appendix A to the Original Lease (the "Building B Premises"), and (ii) 23,917 rentable square feet in Building C as outlined on Appendix A to the Original Lease (the "Building C Premises"). The Building B Premises and the Building C Premises may be collectively referred to herein as the "Existing Premises."

  Reduction of the Existing Premises. The Term of the Lease for the Existing Premises is scheduled to expire on August 31, 2013. The Term shall not be extended with respect to the Building B Premises; however, the Term shall be extended with respect to the Building C Premises as further provided in this Second Amendment.

  Extension of Term. For the Building C Premises only, the expiration date shall be extended such that the Lease shall expire on January 31, 2019 (the "New Expiration Date"). The period from September 1, 2013 through the New Expiration Date specified above, shall be referred to herein as the "Extended Term." Tenant shall retain the option to further renew and extend the Extended Term with respect to the Building C Premises only for an additional period of five (5) years in accordance with, and subject to, Addendum 1 to the Original Lease.

  Base Rent. Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 4 and subject to abatement pursuant to Section 5 below, Base Rent for the Building C Premises as follows:

Period	Monthly Base Rent*	Annual Base Rent Per Rentable Square Foot
9/1/2013 - 8/31/2014	$32,885.88	$16.50
9/1/2014 - 8/31/2015	$33,882.42	$17.00
9/1/2015 - 8/31/2016	$34,878.96	$17.50
9/1/2016 - 8/31/2017	$35,875.50	$18.00
9/1/2017 - 8/31/2018	$36,872.04	$18.50
9/1/2018 - 1/31/2019	$37,868.58	$19.00
*Subject to abatement as described in Section 5 below.

  Rental Abatement. Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Second Amendment, Landlord hereby agrees to abate Tenant's obligation to pay (i) Monthly Base Rent for the Building C Premises for the period from September 1, 2013 through May 31, 2014, and (ii) Monthly Base Rent and Operating Costs Share Rent and Tax Share Rent for the Building B Premises for the period from June 1, 2013 through August 30, 2013. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Second Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this Second Amendment, that results in termination of the Lease (as amended), Landlord shall be entitled to the recovery of the amounts that were abated under the provisions of this Section 6.

  Refurbishment Allowance. Tenant shall be entitled to renovate the tenant improvements in the Building C Premises in accordance with this Section 6. In connection therewith, Tenant shall be entitled to a tenant refurbishment allowance (the "Refurbishment Allowance") in the amount of $346,796.50 (based on $14.50 per rentable square foot of the Building C Premises) for the costs relating to the design and construction of renovations to the tenant improvements in the Building C Premises that are to be permanently affixed to the Building C Premises (the "Refurbished Improvements") and the other Refurbishment Allowance Items specified below.

  6.1.   Refurbishment Allowance Items. The Refurbishment Allowance shall be disbursed by Landlord for the following items and costs only (collectively the "Refurbishment Allowance Items"): (a) payment of the fees of the architect and engineer(s) retained by Tenant (if any), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the review of the plans and specifications prepared for the Refurbished Improvements ("Refurbishment Drawings"), (b) the payment of plan check, permit and license fees relating to construction of the Refurbished Improvements, (c) the cost of construction of the Refurbished Improvements including, without limitation, testing and inspection costs, trash removal costs, and contractors' fees and general conditions, (d) the cost of any changes in the Building when such changes are required by the Refurbishment Drawings or the Refurbished Improvements, such cost to include all architectural and/or engineering fees and expenses incurred in connection therewith, and (e) the cost of furniture, trade fixtures, equipment, moving costs and cabling for the Building C Premises and as a credit toward Monthly Base Rent for the Building C Premises (collectively, the "Miscellaneous Items"), provided that the maximum amount of the Refurbishment Allowance which may be applied toward the Miscellaneous Items under this Section 6.1(e) shall be $107,626.50 (based on $4.50 per rentable square foot).

  6.2.   Refurbishment Drawings. To the extent necessary based on the scope of the Refurbished Improvements, Tenant shall retain an architect/space planner reasonably approved by Landlord (the "Architect") to prepare any necessary Refurbishment Drawings for the Refurbished Improvements. If necessary (as determined by Landlord in its reasonable discretion), Tenant shall also retain the engineering consultants reasonably approved by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Refurbished Improvements. Any Refurbishment Drawings shall be subject to Landlord's approval, which approval shall not unreasonably withheld.

  6.3.   Contractor. The contractor which shall construct the Improvements shall be a contractor selected pursuant to the following procedure. Initially, the Refurbishment Drawings shall be submitted by Landlord to a general contractor mutually agreed upon by Landlord and Tenant. Landlord will request that such general contractor submit a bid to Landlord. Upon receipt of such bid, Landlord and Tenant shall make a determination as to whether such general contractor's bid is fair and reasonable considering overall cost and ability to meet Landlord's construction schedule. If the parties do agree to retain such general contractor, such general contractor shall be required to submit all subcontracts to a competitive bidding process to at least three (3) subcontractors. If the parties are not able to agree upon a single general contractor, or if the mutually agreed upon general contractor's bid is not considered fair and reasonable, then the Refurbishment Drawings shall be submitted by Landlord to three (3) general contractors selected by Landlord and reasonably approved by Tenant. Each such contractor shall be invited to submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate) to construct the Refurbished Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Refurbished Improvements. The subcontractors utilized by the Contractor shall be subject to Landlord's reasonable approval and the bidding instructions shall provide that as to work affecting the structure of the Building and/or the systems and equipment of the Building, Landlord shall be entitled to designate the subcontractors. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined. Landlord shall select the contractor based on overall cost, reputation, and ability to meet Landlord's construction schedule. The general contractor selected pursuant to this Section 6.3 shall be retained by Landlord and may be referred to herein as the "Contractor".

  6.4.   Cost of the Refurbished Improvements. After the Refurbishment Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Refurbishment Drawings, which cost proposal shall include, as nearly as possible, all costs to be incurred in connection with the construction of the Refurbished Improvements (the "Cost Proposal"). Tenant shall approve and deliver the Cost Proposal to Landlord prior to commencement of construction. In the event the cost of design and construction of the Refurbished Improvements and the other Refurbishment Allowance Items exceeds the Refurbishment Allowance, Tenant shall deliver to Landlord, within ten (10) days after invoicing, an amount (the "Over-Allowance Amount") equal to the difference between (a) the total cost of design and construction of the Refurbished Improvements and the other Refurbishment Allowance Items and (b) the amount of the Refurbishment Allowance. In no event shall Tenant be entitled to any credit for any portion of the Refurbishment Allowance not used or applied by December 31, 2013.

  6.5.   Completion of the Refurbished Improvements. Tenant acknowledges that the Refurbished Improvements will be constructed in the Building C Premises during the existing Term and/or the Extended Term (as defined in Section 3 of this Second Amendment), that certain inconveniences may be associated with such construction, but that Tenant shall not be entitled to any abatement of rent nor shall Tenant be deemed to be constructively evicted from the Premises as a result of such construction. Except as specifically set forth in this Section 6, Tenant hereby agrees to accept the Premises in its "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises.

  Tenant's Proportionate Shares. Notwithstanding anything to the contrary in the Lease, commencing as of September 1, 2013 and continuing during the remainder of the Extended Term, Section 4(b) of the Schedule of the Original Lease shall be amended such that Tenant's Proportionate Share of all Operating Costs of the Project, excluding all Operating Costs attributable to all or any portion of any Building in the Project, but including without limitation, landscape costs, parking lot repair and maintenance, and Landlord's liability insurance costs, shall be 26.32% (based upon a total of 90,880 rentable square feet in the Buildings).

  Letter of Credit. Concurrently with Tenant's execution of this Second Amendment, Tenant shall deliver to Landlord an unconditional, irrevocable and renewable letter of credit ("Letter of Credit") in favor of Landlord in the form attached hereto as Exhibit "A", issued by a financial institution satisfactory to Landlord, in the principal amount ("Stated Amount") of $435,000.00, to be held by Landlord in accordance with the terms, provisions and conditions of this Second Amendment. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. If the Letter of Credit delivered by Tenant is inconsistent with the form attached hereto as Exhibit "A" (including, without limitation, the wrong name or address for the Beneficiary), Landlord may so notify Tenant in writing, in which case Tenant shall cause the Letter of Credit to be corrected within five (5) business days after such notice. Landlord shall be entitled to draw upon the Letter of Credit if the credit rating or financial condition of the issuer of the Letter of Credit is no longer acceptable to Landlord. Following any such draw by Landlord on the Letter of Credit solely because of the deterioration of the creditworthiness of the issuer of the Letter of Credit, Landlord will disburse such Letter of Credit proceeds to Tenant provided (i) Tenant delivers to Landlord a replacement Letter of Credit from a financial institution satisfactory to Landlord in the form attached hereto as Exhibit "A" within sixty (60) days after Landlord's draw thereon, (ii) there exists no event of default with respect to any provision of the Lease (as amended), and (iii) Tenant pays all of Landlord's fees and expenses incurred in connection with such disbursement; provided, however, if any of the three (3) foregoing conditions are not satisfied, the proceeds received from such draw shall constitute Landlord's property (and not Tenant's property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for the purposes set forth in clauses (1) through (5) of Section 8.2 below.

  8.1.   Existing Letters of Credit. Upon Landlord's receipt of the Letter of Credit, Landlord shall promptly return the letters of credit (or any proceeds thereof) held by Landlord under the Original Lease and the First Amendment, to Tenant.

  8.2.   Letter of Credit Terms. The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord's behalf for the Stated Amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand. In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer. If (A) the term of the Letter of Credit held by Landlord will expire prior to the last day of the Extended Term and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, in either case at least sixty (60) days prior to the expiration of the Letter of Credit, or (B) Tenant commits a default with respect to any provision of the Lease (as amended), including the filing of a voluntary petition under Title 11 of the United States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord's property (and not Tenant's property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds (1) for the payment of any sum which is in default, (2) to reimburse Landlord for costs incurred by Landlord in connection with the Lease (as amended) (including, without limitation, the unamortized portion of the Refurbishment Allowance, brokerage commissions and attorneys' fees calculated over a sixty-five (65) month amortization period commencing as of September 1, 2013), (3) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default, (4) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default or (5) as prepaid rent to be applied against Tenant's Base Rent obligations for the last month of the Extended Term and the immediately preceding month(s) of the Extended Term until the remaining proceeds are exhausted. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount required in this Section 8 above. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Building and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Extended Term (as may be further extended), after any deductions described in this Section 8 above, shall be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest, within sixty (60) days following the expiration of the Extended Term. The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under the Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

  8.3.   Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a "security deposit", or (ii) intended to serve as a "security deposit". The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and any laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

  Termination Option. Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 9, Tenant shall have the option ("Termination Option") to terminate the Lease (as amended) with respect to the Building C Premises effective as of August 31, 2016 only (the "Termination Date"). In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice ("Termination Notice") of its exercise of the Termination Option, which Termination Notice must be delivered to Landlord on or before August 31, 2015, (b) at the time of the Termination Notice Tenant shall not be in default under the Lease (as amended) after expiration of applicable cure periods, and (c) concurrently with Tenant's delivery of the Termination Notice to Landlord, Tenant shall pay to Landlord fifty percent (50%) of a termination fee ("Termination Fee") in the total amount of $452,837.00 (which amount has been calculated based upon unamortized refurbishment allowance, brokerage commissions and abated rent for both Building B and Building C). The remaining fifty percent (50%) of the Termination Fee must be paid to Landlord on or before the Termination Date. Notwithstanding anything contained in this Section 9 to the contrary, in the event Tenant fails to deliver the remaining portion of the Termination Fee to Landlord on or before the Termination Date, Landlord shall have the option to either (1) deem the Termination Notice rescinded, in which case the Lease (as amended) shall continue in full force and effect for the remainder of the Extended Term, or (2) deem the Lease terminated as of the Termination Date and pursue any remedies Landlord may have against Tenant for failure to pay such Termination Fee. Notwithstanding Tenant's payment of the Termination Fee, Tenant shall remain responsible for payment of Base Rent and all other obligations of Tenant under the Lease (as amended) through the Termination Date.

  Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment other than Broderick Group, Inc. (representing Landlord) and Washington Partners (representing Tenant), each of whom shall be compensated by Landlord pursuant to separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.

  Right of First Offer. Section 30 of the Original Lease shall be null and void and of no further force or effect.

  Financial Statements. If Tenant is not then publicly traded on a major United States stock exchange (e.g., NYSE or NASDAQ), then within ten (10) days after Tenant's receipt of Landlord's written request, Tenant shall provide Landlord with current financial statements of Tenant and financial statements for the three (3) calendar or fiscal years (if Tenant's fiscal year is other than a calendar year) prior to the current financial statement year. Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant.

  Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

  No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Second Amendment.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD"

ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

By: ARDEN REALTY, INC.,
a Maryland corporation
Its: Sole General Partner

By: _________________________________
Its: ____________________________

"TENANT"

MICROVISION, INC.,
a Delaware corporation

By: _________________________________
Print Name: _____________________________
Title: _________________________________

By: _________________________________
Print Name: _____________________________
Title: _________________________________

State of )
County of ______________________ )

On _________________________, before me, ,

(insert name and title of the officer)

personally appeared , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ____________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature (Seal)

State of )
County of ______________________ )

On _________________________, before me, ,

(insert name and title of the officer)

personally appeared , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of __________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ______________________________________________ (Seal)

State of )
County of ______________________ )

On _________________________, before me, ,

(insert name and title of the officer)

personally appeared , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of __________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ______________________________________________ (Seal)

EXHIBIT "A"

LETTER OF CREDIT

Arden Realty Limited Partnership
c/o General Electric Capital Corporation
14951 Dallas Parkway, Suite #600
Dallas, TX 75254
ATTN: Letter of Credit Department

RE: Irrevocable Letter of Credit No. ______________ for U.S. $______________

Ladies and Gentlemen:

We hereby issue our irrevocable Letter of Credit No. _________________in favor of Arden Realty Limited Partnership, a Maryland limited partnership ("Beneficiary"), for the account of Microvision, Inc., a Delaware corporation.

We undertake to honor from time to time your draft or drafts at sight on us not exceeding in the aggregate Four Hundred Thirty-Five Thousand U.S. Dollars (U.S. $435,000.00). All drafts hereunder must be marked "Drawn under Irrevocable Letter of Credit No. _________, dated ______________, 20_____."

Presentation of drafts drawn hereunder may be made at any time on or before the expiration date hereof at our offices located at ________________________________________________. Presentation on or before noon of any day other than a Saturday, Sunday or other day on which all commercial banks in (city), (state) are authorized or required to be closed ("Banking Day") shall result in payment to Beneficiary on the same date. Drafts presented after noon on any Banking Day shall result in payment to Beneficiary on the next Banking Day. We hereby waive any right that we may otherwise have to delay payment to a later date. If the expiration date is not a Banking Day, drafts presented on the first following Banking Day shall be deemed timely. Any notice of dishonor must be given within the applicable time period set forth above for payment.

Partial drawings are permitted, and this Letter of Credit shall, except to the extent reduced thereby, survive any partial drawings.

This Letter of Credit is valid through and including _____________________, 20____.

It is a condition of this Letter of Credit that it shall be automatically renewed for successive terms of one (1) year from the above-stated or any future expiration date, which shall become effective without amendment unless Beneficiary receives, not less than sixty (60) days before the above-stated or any future expiration date, written notice from us (in the manner below provided) that we have elected not to renew this Letter of Credit for any such additional term. If Beneficiary receives such notice of non-renewal from us, then Beneficiary may at any time prior to the then current expiration date hereof present its draft for payment hereunder.

Any notice to Beneficiary in connection with this Letter of Credit shall be in writing and shall be delivered in hand with receipt acknowledged, or by certified mail (return receipt requested), to Arden Realty Limited Partnership, c/o General Electric Capital Corporation, 14951 Dallas Parkway, Suite #600, Dallas, TX 75254, ATTN: Letter of Credit Department (or to such other address for any such notices which Beneficiary may hereafter specify) in a written notice delivered to the undersigned.

We agree that we shall have no duty or right to inquire as to the basis upon which Beneficiary has determined to present to us any draft under this Letter of Credit. We hereby waive any defense based upon any allegation of fraud.

We shall not be required or entitled to inquire as to the authority of the person signing any draft or other instrument contemplated hereunder on behalf of Beneficiary, and we shall accept such signature as conclusive evidence of authority.

EXHIBIT "A"

This Letter of Credit is transferable in its entirety and not in part to any transferee. Upon any such transfer, all references herein to the beneficiary shall be automatically changed to such transferee, and draft(s) may be issued by such transferee rather than the beneficiary.

This irrevocable Letter of Credit is subject to the International Standby Practices 1998 ("ISP98"), International Chamber of Commerce Publication 590 and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of _______________.

All of the terms and conditions of this Letter of Credit are contained herein and shall not be altered except by reduction in the amount due to corresponding payments in like amount in compliance with the aforementioned terms. Except as otherwise expressly set forth herein, there are no conditions to this Letter of Credit.

Very truly yours,

By: ___________________________________

Title: ______________________________

EXHIBIT "A"